CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-197879) pertaining to the 2014 Omnibus Incentive Compensation Plan and the 2014 Non-Employee Director Plan of Orion Engineered Carbons S.A of our reports dated February 18, 2021, with respect to the consolidated financial statements of Orion Engineered Carbons S.A., and the effectiveness of internal control over financial reporting of Orion Engineered Carbons S.A., included in this Annual Report (Form 10-K) for the year ended December 31, 2020. /s/Tobias Schlebusch /s/Titus Zwirner Wirtschaftsprüfer Wirtschaftsprüfer (German Public Auditor) (German Public Auditor) Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft Cologne, Germany February 18, 2021